                                                                   EXHIBIT 11.1

                                  REMEC, INC.

                  STATEMENT RE: COMPUTATION OF PER SHARE DATA
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                        YEARS ENDED JANUARY 31,
                                                         1995    1996    1997
                                                        ------  ------  ------
Net income...........................................   $2,532  $2,156  $4,870
                                                        ======  ======  ======

Average common shares outstanding....................    5,545   5,517   8,942

Adjustments to reflect requirements of the Securities
  and Exchange Commission (Effect of SAB 83).........       44      44      --

Effect of assumed conversion of preferred shares
  from date of issuance..............................    1,078   1,078      --

Effect of common stock equivalents...................       --      --      97
                                                        ------  ------  ------

Adjusted shares outstanding..........................    6,667   6,639   9,039
                                                        ======  ======  ======

Net income per share reflecting requirements of the
  Securities and Exchange Commission................    $ 0.38  $ 0.32  $ 0.54
                                                        ======  ======  ======

                                       1